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                                                                 Exhibit 10.45.1

                                ALBERTSON'S, INC.

                               AMENDMENT NO. 1 TO

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

                              (FOR VICE PRESIDENTS)

          THIS AMENDMENT to the Change of Control Severance Agreement by and between Albertson's, Inc. (the "Company") and _____________________ (the "Executive") is entered into as of ____________________.

          WHEREAS, the Company and the Executive have previously entered into a Change of Control Severance Agreement (the "Agreement"); and

          WHEREAS, the Company and the Executive wish to make certain amendments to the Agreement as set forth below.

          NOW THEREFORE, in consideration of the agreements set forth herein, the parties agree as follows:

1. Capitalized terms used herein and not otherwise specifically defined herein shall have the same meaning given to such terms in the Agreement.

2. A new defined term "Annual Incentive Plan" is hereby inserted at the beginning of Section 1 of the Agreement as a new Sub-section (aa) as follows:

     "(aa) "Annual Incentive Plan" means a plan providing for an annual bonus or incentive, in addition to Base Pay, made or to be made in regard to services rendered to the Company or a Subsidiary, or any successor thereto. "Annual Incentive Plan" does not include any Long-Term Incentive Plan or any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, whether or not provided under an arrangement described in the preceding sentence."

3. A new defined term "Long-Term Incentive Plan" is hereby inserted after the definition of "Incumbent Directors" in Section 1 of the Agreement as a new Sub-section (ii) as follows:

     "(ii) "Long-Term Incentive Plan" means the Albertson's, Inc. 2004 Long-Term Incentive Plan and any other multi-year or multi-performance period cash bonus or cash incentive plan that provides incentive compensation payable in cash in regard to services rendered to the Company or a Subsidiary or any successor thereto. "Long-Term Incentive Plan" does not include any Annual Incentive Plan or any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, whether or not provided under an arrangement described in the preceding sentence."

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4.   The phrase "or any Subsidiary" is hereby added to the end of the definition of "Welfare Benefits" in Section 1(p) of the Agreement.

5. Sub-section (a) of Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(a) If, following the occurrence of a Change in Control, the Company or a Subsidiary terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates employment pursuant to Section 3(b), provided that the Executive executes a release substantially in the form typically executed by senior executives of the Company in connection with employment terminations prior to the Change in Control, the Company will pay to the Executive the lump sum amounts described in Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described on Annex A for the periods described therein; provided, however, that if any lump sum payment constitutes a "deferral of compensation" under Section 409A of the Code, the Executive will receive payment of the lump sum amounts described in Annex A upon the earlier of (A) six months following the Executive's "separation from service" with the Company (as such phrase is defined in Section 409A of the Code) or (B) the Executive's death."

6. Sub-section (c) of Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(c) Unless otherwise expressly provided by the applicable Annual Incentive Plan, after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the value of the Executive's annual bonus for the performance period that includes the date on which the Change in Control occurred, disregarding any applicable vesting requirements; provided that such amount will be equal to the product of (i) the target bonus percentage under the applicable Annual Incentive Plan in effect immediately prior to the Change in Control times (ii) Base Pay, but prorated to base payment only on the portion of the Executive's service that had elapsed during the applicable performance period through the Change in Control. Any such payment will reduced by any interim annual bonus payments made under the Annual Incentive Plan during the applicable performance period and will be made within five business days after the Change in Control; provided, however, that if this lump sum payment constitutes a "deferral of compensation" under Section 409A of the Code, the Executive will receive payment of the lump sum amounts described in this Sub-section (c) upon the earlier of (A) six months following the Executive's "separation from service" with the Company (as such phrase is defined in Section 409A of the Code) or (B) the Executive's death."

7. Paragraph 1 of Annex A of the Agreement is hereby deleted in its entirety and replaced with the following:

     "(1) A lump sum payment in an amount equal to one times the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) the "target annual bonus amount" (which, for this purpose, means the product of the Executive's target bonus percentage under the applicable Annual Incentive Plan in effect immediately prior to the Change in Control times Base Pay)."


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8.   Paragraphs 2 through 4 of Annex A to the Agreement are hereby deleted in their entirety and replaced with the following:

     "(2) For a period of 12 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in
Section 1(g)(ii)). In the case of group health plan coverage, the Continuation Period shall be considered to be a period during which the Executive shall be eligible for continuation coverage under Section 4980B of the Code, and the Company shall reimburse the Executive for the amount of the premiums for such continuation coverage that exceeds the amount that the Executive paid for participation in such group health plans prior to the Termination Date. The Executive and the Executive's dependents shall also be eligible for continuation coverage under the Company's group health plans pursuant to Section 4980B of the Code following the Continuation Period for such period of time as is required by
Section 4980B of the Code. In addition, the Executive (and the Executive's dependents) will be permitted to continue coverage under the Company's group health plans following the end of the period described in the preceding sentence (as if the end of such period was the termination of the Executive's employment with the Company) on the same basis (including with respect to cost and length of continued coverage, but measuring length of coverage from the end of the Continuation Period) that other employees of the Company who are not parties to agreements similar to this Agreement (and their dependents) are permitted to continue coverage under the Company's group health plans under Section 4980B of the Code following a "qualifying event" with respect to any such employee or dependent. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, the Executive's dependents and beneficiaries, of such Welfare Benefits along with, in the case of any benefit described in this Paragraph 2 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or the Executive's dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, (A) if the Company determines that the provision of Welfare Benefits under this Paragraph 2 is likely to result in negative tax consequences to the Executive, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Executive that does not have such negative tax consequences, which may include, making a lump sum payment at the earliest time permitted under Section 409A of the Code, in an amount equal to the Company's reasonable determination of the present value of any such benefits that, if provided, would result in negative tax consequences to the Executive and/or with respect to health plan coverage, providing such benefit through insurance coverage on the Executive's behalf; and (B) if the benefits to be provided under this Paragraph 2 are subject to Section 409A of the Code and are not considered to be "reimbursement arrangements" within the meaning of Proposed Treasury Regulation 1.409A-1(b)(9)(iv)(A) or any successor provision, the Company shall pay to the Executive, at the earliest time or times permitted under Section 409A of the Code, in a lump sum, an amount or amounts equal to the Company's reasonable determination of the present value of the continuation of such benefits for 12 months following the Termination Date. For purposes of the calculation of service or age to determine the


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Executive's eligibility for benefits under any life insurance plan or policy, the Executive shall be considered to have remained actively employed on a full-time basis through the end of the 12th month following the Termination Date. If (i) upon the Termination Date, the Executive is not eligible for retiree medical benefits under the Company's retiree medical plan and (ii) the Executive would be eligible for retiree medical benefits under the Company's retiree medical plan if the Executive was considered to have remained employed on a full-time basis through the end of the 12th month following the Termination Date, then the Company will make arrangements to provide the Executive and the Executive's eligible dependents with benefits substantially similar to the retiree medical benefits provided under the Company's retiree medical benefit plan, which may include providing such benefits through insurance coverage on the Executive's behalf. Without otherwise limiting the purposes or effect of
Section 6 or this Paragraph 2, if the Executive is receiving Welfare Benefits pursuant to this Paragraph 2, such Welfare Benefits will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive will be reported by the Executive to the Company.

     (3) Outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to $10,000; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31 of the second calendar year following the calendar year in which the Termination Date occurs.

     (4) If the Executive was relocated at the request of the Company (including but not limited to as a result of initial hire) within five years of the Executive's Termination Date, a lump sum payment, equal in value to the reimbursement of relocation expenses, which the parties agree is $50,000, payable at the earliest time permitted under Section 409A of the Code."

9.   The following new Section 18 is hereby added to the Agreement:

     "18. Section 409A of the Code.

     (a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect unless and until such provision is amended to comply with
Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive). Any amendment to the timing and receipt of any payment or benefit provided hereunder shall be effected in a manner that is intended to be in compliance with Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

     (b) To the extent that any payment required to be made under this Agreement is delayed in order to avoid negative tax consequences under Section 409A of the Code, the


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Company will pay interest on the amount of such payment during the time that such payment is delayed at an annualized rate of interest equal to 6.2%."

10. Except as amended herein, the Agreement shall remain unchanged and in full force and effect.


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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        ALBERTSON'S, INC.


                                        By:
                                            ------------------------------------
                                                      [Name and Title]

                                        ----------------------------------------
                                                      [Executive]


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